Exhibit 16

LETTER FROM DELOITTE & TOUCHE LLP TO SEC

[Letterhead of Deloitte & Touche]

April 12, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Gas Transmission Northwest Corporation’s Form 8-K/A dated April 8, 2005 and have the following comments:

1.	We agree with the statements made in the first paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly

/s/ DELOITTE & TOUCHE LLP